THIS AMENDED, RESTATED AND CONSOLIDATED REVOLVING
     CREDIT
          NOTE AMENDS, RESTATES AND CONSOLIDATES (A) THAT
     CERTAIN
          RENEWAL COMMERCIAL PROMISSORY NOTE DATED AS OF
     JUNE 20,
          1995 (THE "ORIGINAL SEASIDE NOTE") EXECUTED IN
     FAVOR OF
          BARNETT BANK OF LEE COUNTY, N.A. AND ASSIGNED CONCURRENTLY HEREWITH TO LENDER, IN THE ORIGrNAL PRINCIPAL AMOUNT OF $2,566,146.71; AND (B) THAT
     CERTAIN
          SEASIDE ADDITIONAL ADVANCE NOTE OF EVEN DATE
     HEREWITH
          (THE "SEASIDE ADVANCE NOTE") EXECUTED IN FAVOR OF
     LENDER,
          IN THE ORIGINAL PRINCIPAL AMOUNT OF $1,008,653.29.

                    SEASIDE CONSOLIDATED, AMENDED
                 AND RESTATED REVOLVING CREDIT NOTE

          U.S. $3,500,000.00

                      1.             Parties.

          Fort Lauderdale, Florida
            As of May 30, 1997


        1.1 South Seas Properties Company Limited
     Partnership,
          an Ohio limited partnership ("SSPC") (formerly known as
          Captiva Resort Company Limited Partnership, the
          "Borrower"; use of such term hereinafter shall include
          all entities constituting Borrower, including the general partner of SSPC, and at the same time,
     SSPC).


        1.2 Credit Lyonnais New York Branch, a branch duly licensed under the laws of the State of New York, of
          Credit Lyonnais, S.A., a barking corporation orgaruzed
          and existing under the laws of the Republic of France
          ("CLNY"), Barnett Bank, N.A., a national banking association formerly known as Barnett Bank of Lee County, N.A. ("Barrett") and FINOVA Capital Corporation, a Delaware corporation formerly known as
          Greyhound Financial Corporation ("lINOVA") (each of
          CLNY, Barnett and FINOVA, or their respective successors and assigns, is individually referred to as
          a "Participant", and are collectively referred to as
          the "Lender"; use of such term hereinafter shall include all Participants, collectively, and at the same
          time, each Participant individually), CLNY as administrative agent for Lender (in such capacity,
     CLNY
          or any successor to, or assignee of, CLNY, hereinafter
          referred to as "Administrative Agent"), and CLNY as
          collateral agent for Lender (in such capacity, CLNY or
          any successor to, or assignee of, CLNY,
     hereinafter
          referred to as "Collateral Agent"; unless the context
          requires reference as Collateral Agent or Administrative Agent, CLNY or such successor or assign
          shall be hereinafter referred to as "Agent").

              2. Definitions. Except as set forth in Section
     4
          hereof, capitalized terms used herein which are not
          otherwise defined herein shall have the meanings given
          in that certain Amended and
               Restated Loan Agreement dated September 26,
     1996, as amended by the First
          Amendment to Amended and Restated Loan Agreement of even date herewith, and together with any other written amendments and modifications thereto (the "Loan
          Agreement"). This Amended, Restated and
     Consolidated Revolving Credit Note, the
          Amended and Restated First Mortgage and Security Agreement and Notice and
          Future Advance of even date herewith (the "Seaside Mortgage"), the "Security
          Documents" described in the Seaside Mortgage, and other related security documents, together shall be the "Seaside Loan
     Documents".

          3. Borrower's Promise to Pav. For value received, Borrower promises to pay to the order of
          Administrative Agent for the account of Lender, its successors or assigns, on the
          Maturity Date, the principal sum of THREE MILLION
     FIVE HUNDRED
          THOUSAND AND NO/100 DOLLARS ($3,500,000.00) (the
     "Principal"), or
          such lesser amount as shall be outstanding hereunder, together with interest as hereinafter provided in Section 4 on the dates set forth herein. From the date hereof to (but not including) the Maturity Date, Borrower may borrow up to the amount of this Seaside Consolidated Revolving Credit Note (the "Seaside Revolving Credit
          Note"), repay all or any portion of this Seaside Revolving Credit Note and reborrow up to the Principal amount of this Seaside
     Revolving Credit Note, provided that
          borrowings hereunder may be made only if such borrowings would be permitted under the terms and conditions set forth in the Loan Agreement.

          3.1 Amendment of Indenture to Correct Definition:
     The definition of "Permitted Real Property
          Indebtedness" under the Indenture (as defined in the Loan Agreement) requires that such debt be secured "exclusively" by certain types of collateral and interests. If, on or before the date which is eighteen (18) months after the date of this Seaside
          Revolving Credit Note, Borrower shall not have effected an amendment (the
          "Definitional Amendment") to the Indenture (in form and content approved by
          Lender and with evidence satisfactory to Lender that such amendment is valid and binding, in all respects, upon the Trustee of the Indenture and all Noteholders thereunder) which eliminates from the definition the word "exclusively," the Seaside
          Loan shall automatically cease to permit borrowings and reborrowings as a revolving loan and payments of Principal, in the amounts set forth below, shall commence to be due and payable.

          The schedule of Principal repayment hereunder upon such conversion ofthis Seaside Revolving
          Credit Note to a term note (the "Converted Seaside
     Term Note") shall be as
          follows:

          (a) four (4) equal principal payments, equal (in the aggregate) to 6.75% of the outstanding principal balance as of the date of such conversion to a term note (such date, the "Conversion
          Date") payable quarterly, beginning on March 31, 1999;

          (b) four (4) equal principal payments, equal (in the aggregate) to 8.125% of the outstanding principal balance on the Conversion Date payable quarterly beginning March 31,
          2000;

          (c) two (2) equal principal payments, equal (in the aggregate) to 4.6M5% of the outstanding principal balance on the Conversion Date payable quarterly beginning March 31,
          2001;

       with the remaining outstanding principal balance ofthe Converted Seaside Term Note being due and payable in one payment, together with any accumulated and unpaid interest thereon, on the Maturity Date.

          If the Definitional Amendment has been effected on the terms and conditions set forth in this Seaside
          Revolving Credit Note and such other terms, conditions and documentation as may be required by Lender, so long as there is no default or Event of Default under the
          Loans or the Seaside Loan, or both, and no event which, with notice, or the passage of time, or both, would become a default or Event of Default, it is the intention of
          Borrower and Lender that: (i) each of the entities constituting the "Borrower" under the Loan Agreement assume all of SSPC's
     obligations under the Seaside Loan; and
          (ii) the Seaside Loan be incorporated into and made a part of the Loans. As such, the outstanding principal amount of the Seaside Loan would be consolidated with the
          Revolving Credit Loans and borrowed and repaid as a part of such Revolving Credit
          Loans, and the Borrower shall execute, and cause the other entities comprising the
          "Borrower" under the Loan Agreement to execute all such documents as may be required by Lender to effectuate the foregoing. If the Seaside Loan is consolidated into the Revolving Credit Loans, Borrower shall pay all costs and expenses associated therewith.

          3.2 Yoluntarv Prepayment of Principal under
     Converted Seaside Term Note. The outstanding Base
          Rate Portion or Libor Rate Portion of the
     Converted Seaside Term Note may be fully
          or partially prepaid without bonus or penalty
     (except applicable Prepayment

          , Costs) from time to time provided that: ~i) no Event of Default has occurred (unless it has been cured within the applicable cure period) under any of the Security Documents; and
          (ii) any such prepayment shall be in an amount not less than $500,000.00, or integral multiples thereof, and shall be paid at the end of any applicable interest period upon not less than 3 Business Days' prior written notice to Agent. The repayment of any
          Base Rate Portion shall be accompanied by accrued interest for such Base Rate
          Portion through the date of prepayment. Amounts prepaid may not be reborrowed. All prepayments of Principal shall be divided pro tanto among (and credited to) each of the scheduled payments of Principal (to the extent not then due) described in Section
          3.1 above.

          4. Interest Rate: Payments.

          4.1 As long as there is no Default or Event of Default hereunder, Borrower shall pay interest on the outstanding Principal balance of this Seaside
     Revolving Credit Note Loan at the
          Adjusted Base Rate on the Base Rate Portion, and at the corresponding Adjusted
          Libor on each Libor Portion.

          The calculation of the Base Rate Spread for any Base Rate Interest Period, and the Libor Spread for
          any Libor Interest Period, shall be performed quarterly on a prospective basis on or before 25 days after the end of such quarter by analyzing the preceding four quarters.
          The ratio ofthe Outstanding Loan Amount to EBITDA for the preceding Period will determine the applicable Base Rate Spread or Libor Spread, which Base Rate Spread or Libor Spread will be adjusted and
       applied the day following receipt by Agent of the calculations with regard to the Base
          Rate Spread and the Libor Spread.

          For purposes of this Seaside Revolving Credit
     Note, the term "Outstanding Loan Amount" shall
          mean the aggregate principal amount outstanding under the Notes and this Seaside
          Revolving Credit Note at any relevant time.

          4.2 The Adjusted Base Rate and the Adjusted Libor shall be computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed (in, shall accrue for each day any Principal portion of this Seaside
     Revolving Credit Note is
          outstanding

          at the relevant interest rate(s) divided by 360).

          4.3 Borrower shall pay accrued interest on the Base Rate Portion on a monthly basis, in arrears, on the last day of each month. Borrower shall also pay accrued interest on any Libor
          Portion if and when terminated before the expiration of the applicable Libor Interest
          Period.

          4.4 Borrower shall, subject to the provisions of
     Section 4.6 hereafter, pay accrued interest on each Libor Portion, in arrears, on the earlier of (a)
     the last day of each month during the
          corresponding Libor Interest Period and (b), as to any expiring Libor Interest Period, the date upon which the Libor Interest Period expires.

          4.5 Any change in the interest rate from Base Rate to, or from Libor to Base Rate, or from one Libor to another, shall be effective on the date specified by Agent to Borrower.

          4.6 All payments hereunder shall be made to Agent, for the account of Lender, in lawful money of the United States of America without set-off, deduction or counterclaim. All payments shall be made no later than 1:00 P.M. (Eastem Standard Time) on the date on which a payment is due, in immediately available funds to the account of Agent at its office specified below. If any such payment falls on a day that is not a Business
          Day, the date of such payment shall be the immediately preceding Business Day.

          4.7 Notwithstanding the foregoing, neither any rate of interest charged hereunder nor the Default
          Rate shall at any time exceed the maximum rate of interest permitted by applicable law in effect from time to time. In the event that any interest rate or the Default Rate exceeds the maximum percentage pemmitted by applicable law in effect from time to time during the temm of this Seaside Revolving Credit Note, only the maximum percentage pemmissible shall then be charged, but thereafter in any period during which the rate is less than the maximum percentage pemmissible by applicable law in effect from time to time, the interest rate and the Default Rate shall be increased so that Lender, its successors or assigns, may collect interest in such amount (up to the maximum percentage permitted by applicable
     law) as may have been charged
          pursuant to the temls of this Seaside Revolving Credit Note, but which was not charged because of the limitation imposed by law.

     4.8 If the calculation of interest or the imposition of a change in the rate of interest upon default or the payment of any fees or other charges that are construed to be interest under applicable law in effect from time to time, result in an effective rate of interest higher than that pemmitted to be paid under applicable law in effect from time to time, then such charges shall be reduced by a sum sufficient to result in an effective rate of interest no greater than the maximum effective rate of interest permitted to be paid under applicable law in effect from time to time. The Agent may, in determining the maximum rate permitted under applicable law in effect from time to time, take advantage of: (i) the rate of interest permitted by Florida Statutes, Chapter 665
          (Florida Savings Association and Savings Bank
     Act), by reason of both Section
          687.12, Florida Statutes ("interest rates; parity among licensed lenders or creditors")
          and 12 United States Code, Sections 85 and 86, and
     (ii) any other law, rule, or
          regulation in effect from time to time, available to Lender that exempts Lender from any limit upon the rate of interest it may charge or grants to Lender the right to charge a higher rate of interest than that permitted by Florida Statutes, Chapter 687. Upon maturity of this Seaside Revolving Credit Note, whether by acceleration or in due course, interest shall be recalculated over the actual life of the loan evidenced hereby based upon the amounts outstanding, and if the total amount of interest theretofore paid exceeds the amount permitted to be paid under applicable law in effect from time to time, the excess shall be credited to Principal, or if such excess exceeds the
          Principal amount due hereunder, refunded to the Borrower.

          4.9 As provided in the Loan Agreement, Mortgage, and Seaside Mortgage, if at any time Borrower is required by law to make any deduction or withholding in respect to any taxes, duties or other charges f om any payment due hereunder, the sum due from Borrower in respect of such payments shall be increased to the extent necessary to insure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum that it would have received had no such deduction or withholding been required to be made. Borrower shall promptly deliver to Agent receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of such deduction or withholding.

          4.10 New Libor Portions. Borrower shall have the right to elect, from time to time during the term of the Seaside Loan, to include in a new Libor
     Portion: (i) all or any portion of the then
          outstanding Base Rate Portion; or (ii) any Libor Portion for which the applicable
          Libor Interest Period shall have expired as of the commencement of the new Libor
          Interest Period, in each case subject to the following:

              (a) No default shall have occurred under this Seaside Revolving Credit Note and no Event of Default shall have occurred under any of the Loan Documents or the
          Seaside Loan Documents; and

              (b) At least three Business Days prior to the date Borrower intends that the requested new Libor Interest Period commence, Borrower shall notify Agent, in writing (by telex, facsimile or other written means) of the Principal amount- of the
          Seaside Loan that Borrower desires to become (or continue as) a new Libor Portion, the desired length of the new Libor Interest

     Period on such Libor Portion and the desired date of commencement of the new
          Libor Interest Period.

          If the above conditions are met, Agent shall endeavor to quote to Borrower the Adjusted Libor and the new Libor Interest Period shall commence on the requested Libor Portion. Agent shall thereafter confirm to Borrower, in writing, the establishment of the new Libor
          Portion, setting forth the respective Adjusted
     Libor and Libor Interest Period.

          4.11 If an Adjusted Libor is not, in Agent's judgment, reasonably available at the time requested or for the Libor Interest Period requested, the portion of the Principal amount of this
          Seaside Revolving Credit Note then outstanding that would have been subject to the new Adjusted Libor shall bear interest at the Adjusted Base Rate until such time as
          (i) in Agent's judgment, an Adjusted Libor is reasonably available, (ii) Agent notifies
          Borrower in writing that Adjusted Libor is available, and (iii) Borrower confirms to
          Lender in writing its desire for such portion of such Principal amount to be subject to Adjusted Libor.

          5.

          Conversion Options.

          (a) Subject to the limitation contained in paragraph 5(b), the Borrower may elect from time to time to convert Base Rate Loans to Libor Rate Loans, or Libor Rate Loans to Base Rate
          Loans, by providing the Agent not less than three Business Days prior irrevocable notice of such election, specifying the amount to be so converted and (in the case of conversions from Base Rate Loans to Libor Rate Loans) the initial Interest Period relating thereto; provided, however, that any such conversion shall only be made on a Business Day and any such conversion of Libor Rate Loans shall only be made on the last day of an Interest Period with respect thereto. The Agent shall promptly provide the Participants with notice of any such election. The Principal portion of the
          Seaside Loan may be converted pursuant to this paragraph 6(a) in whole or in part, provided that partial conversions to Libor Rate Loans shall be in an aggregate principal amount of $250,000 or such amount plus a whole multiple of $250,000.

          (b) Notwithstanding anything in this paragraph 5 to the contrary, no Base Rate Loan may be converted to a Libor Rate Loan, and no Libor Rate Loan may be extended as a Libor
          Rate Loan, when any Default or Event of Default has occurred and is continuing. In such event, each such Loan which is not already a Base Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period for which a Libor Rate was determined at or prior to the time when the Agent andlor any of the Participants obtained knowledge of such Default or Event of Default. The
          Agent shall promptly provide the Participants with notice of any such conversion.
          Interest on any Libor Rate Loan (before the applicable Libor Interest Period expires)
          and on such Base Rate Loan (after the expiration of the Libor Interest Period) shall then be payable at the Default Rate.

          6. Increased Costs. If any Regulatory Change shall, in the determination of Agent: (i) subject Lender to any tax, levy or other governmental charge with respect to the Seaside Loan or change the basis of taxation of payments by Borrower to Lender in respect of the
          Seaside Loan; (ii) impose, modify or hold applicable any reserve, special deposit or similar requirement against the assets of, deposits or other liabilities of, or for the account of, or similar loans or commitments by, Lender with respect to the Seaside
          Loan; (iii) require or expect Lender or any Affiliate of Lender to maintain capital in amounts in excess ofthose amounts it determines to be adequate (after taking into account Lender's policies as to capital adequacy); or (iv) impose on Lender any other condition with respect to the Seaside Loan or Lender's obligation to make the Seaside
          Loan, and the result of any of the foregoing is to increase the cost to Lender of making or maintaining the Seaside Loan or to reduce the amount of any sum received or receivable by Lender hereunder (collectively, the "Increased Costs"), then Borrower shall pay to Agent, for the account of Lender, on demand, from time to time, such additional amounts as may be necessary to reimburse Lender for such Increased Costs or to compensate Lender for such reduced amounts. Notice from Agent to Borrower of Increased Costs shall be conclusive evidence (except in the case of demonstrable error) of Borrower's obligation to pay the sums stated in the notice. All Increased
          Costs shall constitute additional sums payable with respect to the outstanding
          Principal balance due under this Seaside Revolving Credit Note; provided, however, that such sums, if characterized as interest under applicable law, shall not be applied in reduction of accrued and unpaid interest.

          7.

          Illegality or Impossibility.

          7.1 If, at any time, it shall become unlawful by reason of any Regulatory Change (or if compliance therewith shall make it impossible) for Lender to charge or collect interest on any
          Libor Portion at the corresponding Adjusted Libor or if by reason of circumstances affecting the interbank eurodollar market, generally, adequate and fair means do not or will not exist for determining any Libor applicable to any Libor Interest Period, or that such Libor, as determined by Lender, will not accurately reflect the cost to Lender of making or maintaining the Libor Portion at the Adjusted Libor, then, upon notice from Agent to Borrower: (i) all then existing Libor Portions shall be immediately terminated and the entire outstanding Principal balance of the Seaside Loan shall bear interest at the Adjusted Base Rate; (ii) Borrower shall pay all Prepayment Costs in connection with the termination of any Libor
     Interest Period; and (iii) Borrower's right
          to elect new Libor Portions hereunder shall terminate. However, in the event the
          Agent determines, in its sole discretion, that Lender may lawfully continue to maintain the existing Libor Portions at the applicable Adjusted Libor or until the expiration of the applicable Libor Interest Period, the notice from Agent shall terminate only
          Borrower's right to elect new Libor Portions hereunder. If, at any time after such notice, Agent determines in its sole discretion that, because of a change in circumstances, Libor Portions are again available to Borrower, Agent shall so advise
          Borrower and Borrower's right to elect new Libor Portions hereunder shall resume.

          7.2 If, at any time, it shall become unlawful by reason of any Regulatory Change (or if compliance therewith shall make it impossible) for Lender to enforce Borrower's obligations (or any of them) hereunder, then, upon notice from Agent to Borrower, the entire outstanding Principal balance of the Seaside Loan, together with interest thereon and any other amounts due Lender under this Seaside Revolving Credit Note or the Loan
          Documents or the Seaside Loan

     Documents, including, without limitation, any
     Prepayment Costs, shall become
          immediately due and payable.

          8. Application of Payments. So long as no default has occurred in this Seaside Revolving Credit
          Note, all payments hereunder shall first be applied to Prepayment Costs (if applicable), then to accrued and outstanding interest, then to Principal, and the remainder to costs pursuant to Section 11 hereinafter. However, prepayments applied to Principal shall be applied in the manner described in Sections 3.2 and 4 above, as applicable. Upon default under this Seaside
     Revolving Credit Note, all payments
          hereunder shall be applied to sums due under this Seaside Revolving Credit Note and the other Loan Documents in such order as Lender shall determine in its sole discretion.

          9. Other Instruments.

          9.1 The Loan Documents and the Seaside Loan
     Documents provide for other and additional
          obligations of Borrower to Administrative Agent, Collateral Agent and Lender.
          Reference is made to the provisions of the Loan
     Documents and the Seaside Loan
          Documents for a description of the further rights of the Administrative Agent,
          Collateral Agent and Lender. It is expressly agreed that all such covenants, conditions, terms and agreements contained in the Loan Documents and the Seaside
          Loan Documents are made a part of this Seaside
     Revolving Credit Note, and this
          Seaside Revolving Credit Note is subject to such Loan Documents and Seaside Loan
          Documents. An Event of Default under any one or more of the Loan Documents or the Seaside Loan Documents, or both, shall constitute an Event of Default under this
          Seaside Revolving Credit Note.

          9.2 Participation Interests. The term
     "Participation Interests" as used in the Loan Agreement shall, with respect to this Seaside Revolving Credit Note, mean the Participants' interests in the Seaside Loan, expressed as a percentage of the Seaside Loan, and shall be part passu (in the relative proportions of the Participation Interests) as to all obligations to make Advances and rights to receive payments, whether of principal and interest or fees and other charges. The Participants shall be bound by the provisions of the
          Loan Agreement with regard to the relationship among them and with the Collateral
          Agent and Administrative Agent.

          10. Place of Payment. All payments hereunder shall be made at Agent's offices at Credit Lyonnais
          Building, 1301 Avenue ofthe Americas, New York,
     New York 10019, or such other
          place as Agent may from time to time designate in writing.

          1 1. Default.

          11.1 If(except as to all payments of Principal and all other sums due hereunder on the Maturity Date, which sums shall be paid in full on that date without a cure period) any payment of interest due hereunder is not paid within five (5) days of its due date, or if any other payment due under any Loan Document or Seaside Loan Documents is not (subject to applicable notice and cure) paid as and when due, or if any Event of Default, as such term is defined in any of the Loan

     Documents, occurs, or if any obligation of Borrower hereunder or under any of the
          Loan Documents or Seaside Loan Documents is not fully performed, then this Seaside
          Revolving Credit Note shall be in default. While the Seaside Revolving Credit Note is in default, sums due hereunder shall bear interest, and Lender shall automatically be entitled to collect interest, at an annual rate of interest equal to the lesser of: (i)
          three percent (3%) per annum over the Adjusted Rate; and (ii) the maximum rate of interest permitted by law from time to time (the
     "Default Rate").

          a_ ~ Lender shall not be required to accelerate payment of principal under this Seaside Revolving
          Credit Note in order to be able to be paid the Default Rate.

          11.2 In addition to constituting a default under the Loan Documents and Seaside Loan Documents, a default hereunder shall also be deemed a default under all notes, obligations, liabilities and agreements of Borrower to, with or for the benefit of Lender (or to, with or for the benefit of any of Lender's affiliates), whether now existing or hereafter arising and a default under any note, obligation, liability or agreement of Borrower to, with or for the benefit of Lender (or to, with or for the benefit of any of Lender's affiliates), whether now existing or hereafter arising, shall be deemed a default under this Seaside
          Revolving Credit Note.

          11.3 Upon default under this Seaside Revolving Credit Note, unless maturity of this Seaside
          Revolving Credit Note has already been accelerated under any of the Loan Documents or Seaside Loan Documents, the Administrative Agent or the Collateral Agent, at its
          option, may declare the entire unpaid Principal balance of this Seaside Revolving
          Credit Note, together with accrued and unpaid irderest, to be immediately due and payable without notice or demand. Notwithstanding anything to the contrary contained in this Seaside Revolving Credit Note, following default, the entire unpaid Principal amount of this Seaside Revolving Credit Note
     (whether or not same has been
          accelerated) shall bear interest at the Default Rate. In the event of acceleration of maturity of this Seaside Revolving Credit Note, Agent may, in its sole discretion, also terminate any Libor Portions, in which event
     Borrower shall also pay all Prepayment
          Costs resulting from such termination.

          11.4 In addition to payments of interest and Principal, if there is a default under this Seaside
          Revolving Credit Note, the Administrative Agent, Collateral Agent, or Lender, or all
          three, shall be entitled to recover from the Borrower all of the Administrative Agent,
          Collateral Agent and Lender's costs of collection or enforcement or attempted enforcement of this Seaside Revolving Credit Note, any of the Loan Documents or
          Seaside Loan Documents, or all thereof, as well as those arising as a result of such default, including the Administrative Agent,
     Collateral Agent and Lender's reasonable
          attorneys' fees and disbursements, paralegals' fees, legal assistants' fees and consultants' fees (whether incurred in connection with any judicial, bankruptcy, reorganization, administrative, appeals or other proceedings and whether such fees or expenses arise before proceedings are commenced or after entry of any judgment), and all other costs incurred in connection therewith.

          12. Late Charge. A late charge of five percent (5%) of any payment required hereunder shall be
          *mposed on each and every payment not received by the Agent within ten (10) days after
     it is due. The late charge is in addition to any *merest required to be paid at the
          Default Rate and is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The late charge shall be immediately due and payable and shall be paid by the Borrower to the Agent without notice or demand. This provision for a late charge is not and shall not be deemed a grace period, and Agent has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any default then existing or thereafter arising under this Seaside Revolving
     Credit Note.

          13. Waivers. The Borrower and any endorsers, sureties, guarantors, and all others who are, or may become liable for the payment hereof, severally:
     (a) waive presentment for payment,
          demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Seaside Revolving Credit Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Seaside Revolving Credit Note; (b) consent to all extensions of time, renewals, postponements of time of payment of this Seaside Revolving Credit Note or other modifications hereof from time to time prior to or after the Maturity Date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing; (c) agree to any substitution, exchange, addition, or release of any of the security for the indebtedness evidenced by this
          Seaside Revolving Credit Note or the addition or release of any party or person primarily or secondarily liable hereon; (d) agree that neither the Administrative Agent nor Collateral Agent nor Lender shall be required first to institute any suit, or to exhaust its or their remedies against the undersigned or any other person or party liable hereunder or against the security in order to enforce the payment of this Seaside
          Revolving Credit Note; and (e) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release by Agent of any such person), the undersigned shall be and remain, jointly and severally, directly and primarily liable for all sums due under this Seaside
     Revolving Credit Note.

          14. Miscellaneous Provisions.

          14.1 Subject to applicable notice and cure periods, time is of the essence with respect to each and every covenant, agreement and obligation of Borrower under this Seaside Revolving
          Credit Note and the other Loan Documents and Seaside Loan Documents.

          14.2 The captions of sections of this Seaside
     Revolving Credit Note are for convenience of
          reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Seaside
     Revolving Credit Note. The singular
          shall include the plural and the plural the singular, as the context provides.

          14.3 Borrower and its general partner shall be jointly and severally liable hereunder. Borrower's limited partners shall not be personally liable for repayment of principal, interest or
          "Prepayment Costs" under this Seaside Revolving
     Credit Note.

     14.4 This Seaside Revolving Credit Note shall be construed, interpreted, enforced and governed by and in accordance with the laws ofthe State of Florida and with federal law, in the event federal law permits a higher rate of interest than Florida law.

          14.5 If any provision or portion of this Seaside
     Revolving Credit Note is declared or found by a court
          of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Seaside Revolving
          Credit Note, and the remaining provisions and portions thereof shall continue in full force and effect.

          14.6 This Seaside Revolving Credit Note may not be amended, extended, renewed or modified except by instrument in writing executed by an authorized officer of Agent and by
          Borrower, including its general partner, nor shall any waiver of any provision hereof be effective except by an instrument in writing executed by an authorized of fleer of the Agent. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given. This Seaside Revolving Credit
          Note is entitled to all benefits accruing to Agent and Lender under the Loan
          Documents and Seaside Loan Documents.

          14.7 This Seaside Revolving Credit Note may be executed in any number of duplicate originals, and each such duplicate original shall be deemed to constitute but one and the same instrument.

          15. Waiver of Counterclaims. Borrower and its partners hereby waive the right to impose, in any action with respect to this Seaside Revolving Credit Note, the Loan Documents or the
          Seaside Loan Documents, any counterclaim (except mandatory counterclaims) or to have any such action consolidated with any other or separate suit, action or proceeding. Nothing herein contained shall prevent or prohibit Borrower or its partners from instituting or maintaining a separate action against Lender with respect to any asserted claim.

          16. Amendment of Existing Seaside Note and Advance
     Note: Conflict. This Seaside Revolving
          Credit Note amends, consolidates and restates the terms of the Existing Seaside Note and the Advance Note, but is not given in payment or satisfaction of any or all of the
          Existing Seaside Note or the Advance Note, and does not extinguish the indebtedness represented thereby. In the event of a conflict between the terms of this Seaside
          Revolving Credit Note and the terms of the Existing Seaside Note or the Advance
          Note, or any of them, the terms of this Seaside Revolving Credit Note shall control.

          17. CLNY as Administrative Agent for Lender.
     Borrower acknowledges that CLNY, which, together
          with Barnett and FINOVA, constitutes Lender, serves as Administrative Agent for
          Lender hereunder pursuant to the Loan Agreement.
     CLNY, as Administrative Agent,
          shall have the right to take all actions and exercise all rights on behalf of, for the account of and in the name of Lender under this Seaside Revolving Credit Note and all of the Loan Documents and Seaside Loan
     Documents and Borrower shall accept
          such actions and performance by Administrative
     Agent as authorized on behalf of, for
          the account of and in the name of Lender. In the event CLNY shall assign its rights as Administrative Agent, at its option it shall thereafter be relieved of any further responsibility under this Seaside
     Revolving Credit Note and the Loan
          Documents and Seaside Loan Documents. All covenants, agreements, representations, warranties, indemnifications, obligations and performances of
          Borrower or others to Lender under the Seaside
     Loan, this Seaside Revolving Credit
          Note and the Loan Documents and Seaside Loan
     Documents shall also be deemed
          to run to, benefit, include and be enforceable by Administrative Agent.

          18. CLNY as Collateral Agent for Lender. Borrower acknowledges that CLNY, which, together with Barnett and FINOVA, constitutes Lender, serves as Collateral Agent for Lender hereunder pursuant to the Loan Agreement. CLNY, as Collateral Agent, shall have the right to take all actions and exercise all rights on behalf of, for the account of and in the name of Lender under this Seaside Revolving Credit Note and all of the Loan
          Documents and Seaside Loan Documents and Borrower shall accept such actions and performance by Collateral Agent as authorized on behalf of, for the account of and in the name of Lender. In the event CLNY shall assign its rights as Collateral Agent, at its option it shall thereafter be relieved of any further responsibility under this
          Seaside Revolving Credit Note and the Loan
     Documents and Seaside Loan
          Documents . All covenants, agreements,
     representations, warranties,
          indemnifications, obligations and performances of Borrower or others to Lender under the Seaside Loan, this Seaside Revolving Credit Note and the Loan Documents and Seaside Loan Documents shall also be deemed to run to, benefit, include and be enforceable by Collateral Agent.

          19. WAIVER OF TRIAL BY JURY. LENDER,
     ADMINISTRATIVE AGENT, COLLATERAL
          AGENT, AND BORROWER HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY
     MAY
          HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION,
     PROCEEDING
          OR COUNTERCLAIM BASED ON THIS SEASIDE REVOLVING
     CREDIT
          NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION
     WITH THIS
          SEASIDE REVOLVING CREDIT NOTE OR ANY LOAN DOCUMENT
     OR
          SEASIDE LOAN DOCUMENT, OR ANY COURSE OF CONDUCT,
     COURSE
          OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN)
     OR
          ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN
     DOCUMENT OR
          SEASIDE LOAN DOCUMENT. THIS PROVISION IS A
     MATERIAL
          INDUCEMENT FOR LENDER, ADMINISTRATIVE AGENT,
     COLLATERAL
          AGENT AND BORROWER AND ITS RESPECTIVE PARTNERS
     ENTERING
          INTO THE SUBJECT LOAN TRANSACTION.

        THE PROPER FLORIDA DOCUMENTARY STAMP TAX HAS
     BEEN PAID ON THIS
          SEASIDE REVOLVING CREDIT NOTE AND EVIDENCE OF SUCH
          PAYMENT APPEARS ON THE MORTGAGE SECURING THIS
     SEASIDE
          REVOLVING CREDIT NOTE.

          Signed, sealed and delivered in the presence of:

                                .'"~. ~

          By

          STATE OF FLORIDA

           D
          COUNTY OF '~

              )  SS:

          BORROWER:

          SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP, an Ohio
          limited partnership

            By: 1 Resorts, L.C., a Florida limited liability

                       c imp - ,qts General Partner    l

          Byes . ,

          Robert M. A, Manager J

          The foregoing instrument was acknowledged before me this NO tot day of May, 1997, by Robert M.
          Taylor, as Manager of T&T Resorts, L.C., general partner of South Seas Properties
          Company Limited Partnership, an Ohio limited partnership, on behalf of the partnership. He is personally known to me or produced his Florida driver's license as identification.


     H:\uscrs\wp\credit\ss~od.5\documts\revnotc.cn5:5.23.97:daz    1 3

          47c~ ~ t;~e~

          Notary Public, State of Florida at Large

          My Commission Expires: :'.8r~ .~. MiCoMM SIN ~ CC
     307~0 |

                   --,-   EXPll2ES: August 12, 1997     1